Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800  East

Dallas,  Texas 75244

April 5, 2016

Callon Petroleum Company

200 North Canal Street

Natchez, Mississippi 39120

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Callon Petroleum Company, to be filed on or about April 5, 2016 (the “Registration Statement”), of all references to the name of DeGolyer and MacNaughton; to references to DeGolyer and MacNaughton in the Registration Statement, including under the heading “Experts”; and to the use of our reports effective December 31, 2015 and December 31, 2014 in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on March 3, 2016.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716